Exhibit 10.12

THIS SERVICE AGREEMENT by way of Deed is made on 25 April 2007

BETWEEN

(1)                                 AMEC plc (registered in England under no. 1675285) whose registered office is at Sandiway House, Hartford, Northwich, Cheshire, CW8 2YA (“the Company”); and

(2)                                 Samir Brikho                                                                                (“the Executive”).

WHEREBY IT IS AGREED as follows:-

1.                                      Interpretation

In this Agreement:-

1.1                               the headings are for ease of reference only and should be ignored when interpreting this Agreement; and

1.2                               the following words have the respective meanings set alongside them:-

“Associate” means any company or other legal entity in which any member(s) of the Group holds (if a company) shares conferring the right to exercise 20% or more of the votes which could be cast at a general meeting or (if not a company) an ownership interest of 20% or more of the entity and which in either case is not a member of the Group.

“Board” means the Board of Directors of the Company as constituted from time to time or such other person or persons as the Board may nominate as their representative for the purpose of this Agreement;

“Group” means the Company, any holding company of the Company for the time being and any subsidiary for the time being of the Company or any such holding company;

“holding company” has the meaning given in Section 736 of the Companies Act 1985;

“Recognised Stock Exchange” has the meaning given in Section 841 of the Taxes Act 1988;

“Salary” means the amount from time to time payable under clause 6.1;

“subsidiary” has the meaning given in Section 736 of the Companies Act 1985;

1.3                               reference to an Act of Parliament or other legislation shall be deemed to include any statutory modification or re-enactment of it whenever made and references to the male sex include the female and vice versa, and words denoting the singular include the plural and vice versa.

2.                                      The Employment

2.1                               The Company shall employ the Executive and the Executive shall serve the Company as a director in the office of Chief Executive subject to and in accordance with the terms of this Agreement.

2.2                               The Executive warrants to the Company that there are no legal (including contractual), physical or medical impediments of which he is aware that would prevent, or limit him from fully performing his duties and responsibilities on and from the commencement of this Agreement which he has not previously fully and fairly disclosed to the Chairman of the Board or his nominee in writing. In the event of there being any breach of this warranty, the Executive agrees that the Company shall be entitled to summarily terminate this Agreement as if clause 11.5 applied.

3.                                      Duration of Employment

3.1                               This Agreement commenced on 1 October 2006 and shall continue, subject to clause 11, until terminated by the Company on previous written notice in accordance with the schedule below or by the Executive on previous written notice in accordance with the schedule below PROVIDED THAT this Agreement shall automatically terminate (if not already terminated) by reason of retirement upon the Executive’s sixty-fifth birthday.

Month of employment in	Months’ notice required from
which notice is given	Company	Executive

First	24	12
Second	23	12
Third	22	11
Fourth	21	11
Fifth	20	10
Sixth	19	10
Seventh	18	9
Eighth	17	9
Ninth	16	8
Tenth	15	8
Eleventh	14	7
Twelfth	13	7
Thirteenth or later	12	6

3.2                               The Executive’s period of continuous employment began on 1 October 2006.

4.                                      Duties of the Executive

4.1                               The Executive shall, without limitation of his duties and responsibilities as a director at law:-

4.1.1                     devote his full time, attention and skill to his office;

4.1.2                     faithfully and diligently perform such responsibilities and exercise such powers as may from time to time be assigned to or vested in him by or with the authority of the Board;

4.1.3                     comply with the Companies Act 1985, the Company’s Memorandum & Articles of Association and the rules of the UK Listing Authority in so far as applicable to his office;

4.1.4                     obey all reasonable and lawful directions given to him by or under the authority of the Board, and all rules and regulations from time to time issued by the Company to its employees provided that such rules or regulations and directions are compatible with the Executive’s status; and

4.1.5                     at all times endeavour to promote the interests and reputation of the Group.

4.2                               For the avoidance of doubt, it is agreed:-

4.2.1                     The Executive may be required under this Agreement to perform his duties not only for the Company but also for any other member of the Group or any Associate (including the holding of directorships or other offices in such companies) without extra remuneration;

4.2.2                     The Board may at its reasonable discretion, but only with the Executive’s consent in the case of any material change (such consent not to be unreasonably withheld or delayed), change his job content and require him to perform duties or tasks for which he is, in the opinion of the Board, reasonably qualified and which are consistent with his office as Chief Executive.

4.3                               The Executive shall at all times keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business, finances or affairs of the Group. He shall provide such explanations and supply all information in his possession as the Board may require in connection with such conduct of the business, finances or affairs of the Group.

4.4                               The Executive shall not (except as a representative of the Company or with the prior consent in writing of the Board) be directly or indirectly engaged or concerned in the conduct of any business, trade or profession (whether as a proprietor, partner, an employee, consultant, agent, director or otherwise) or have any other occupation without the prior written consent of the Board. The Executive shall not be directly or indirectly financially interested in any business (other than the Group’s) save through his holding or being interested in investments not representing more than one per cent of the issued investments of any class of any one company which are listed on any Recognised Stock Exchange or dealt in on the Unlisted Securities Market. The Board shall not unreasonably withhold its consent to the Executive serving on civic or charitable boards or committees or holding one non-executive directorship of another listed company.

4.5                               The Executive shall be required to work at the principal London office of the Company or such other location as the Board and the Executive shall from time to time agree.

4.6                               The Executive shall comply with all requirements, recommendations or regulations as amended from time to time of the UK Listing Authority (including the Model Code for transactions in securities by directors and certain senior executives of listed companies, a copy of which is available from the Company Secretary), the FSA and all regulatory authorities relevant to the Company and any mandatory procedure or code of practice issued by the Company (as amended from time to time) relating to dealing in the securities of the Company.

4.7                               If the Executive shall give notice of resignation pursuant to clause 3.1 above, the Company may, at its absolute discretion, require the Executive not to attend his place of work for the duration of the notice period and require the Executive to resign all offices and directorships in the Group or Associates or relieve the Executive of some or all of his contractual responsibilities as the Board shall think fit.

5.                                      Confidentiality

The Executive agrees that he shall not use, divulge or communicate to any person, firm or organisation (other than in the course of properly performing his duties or with the consent of the Board or as required by law) any of the trade secrets or other confidential, technical or commercial information of the Company or Group or Associates relating to the business, organisation, transactions, accounts, finances or affairs of the Company or Group or Associates. In particular, this includes names of customers, suppliers, reports, papers, data and other information prepared for the Company or acquired by the Company which he may have received or obtained while in the service of the Company. This restriction shall continue to apply after the termination of his employment (howsoever occasioned) without limit in point of time but shall cease to apply to information which may come into the public domain otherwise than through unauthorised disclosure by the Executive. The Executive shall also endeavour to prevent the unauthorised use, publication or disclosure of any such information.

6.                                      Remuneration of the Executive, Benefits, Holidays and Expenses

6.1                               Salary

The Company shall pay to the Executive a Salary initially at the rate of Six Hundred and Fifty Thousand pounds (£650,000) a year, increased to Six Hundred and Fifty-Six Thousand Five Hundred pounds (£656,500) a year with effect from 1 January 2007. The Salary shall be payable by equal monthly payments in arrears by bank credit transfer (on the 28th day of each month or nearest preceding working day) and shall accrue from day to day. The Salary shall be reviewed by the Remuneration Committee of the Board with effect from about 1st January of each year.

The Salary shall be inclusive of any entitlement to director’s fees from the Company and any other member of the Group or Associate. To give effect to this provision, either the Executive shall pay over or procure to be paid over to the Company all such fees received by him or his remuneration hereunder shall be reduced by the amount of the fees received or partly one and partly the other.

6.2                               Bonus

The Executive shall be eligible to participate in an annual performance related bonus plan with a maximum bonus opportunity of 125% of salary earned during the year (notwithstanding that the bonus plan rules most recently approved by the Remuneration Committee refer to a maximum of 80% of salary). The other terms and conditions of such plan shall be in the discretion of the Remuneration Committee of the Board from time to time.

For the first 12 months, the Executive will be guaranteed a minimum bonus applied on a pro rata basis as follows: for the period from 1 October to 31 December 2006 a guaranteed minimum bonus at the rate of 75% of the maximum 125% (i.e. 93.75% of basic salary earned in the period) and for the period from 1 January 2007 to 30 September 2007, a guaranteed minimum bonus of 50% of the maximum 125% (i.e. 62.5% of basic salary earned in the period).

6.3                               Share Incentives

The Executive shall be eligible to be considered for the grant of options or other rights over AMEC ordinary shares from time to time under the terms of any relevant share-based incentive plan of the Company or rights under other AMEC long term incentive plans from time to time. The timing, size and conditions of any award to the Executive thereunder shall be in the discretion of the Remuneration Committee of the Board. Any such awards shall be governed exclusively by the rules of the relevant plan, and shall constitute a separate contract from this Agreement, and neither the fact of such award or the rules of any such plans shall be interpreted as giving the Executive any right or claim to be retained in the Company’s employment.

6.4                               Car

6.4.1                     The Company shall provide a fully expensed motor car which is, in the Company’s sole discretion, of a type reasonably appropriate to the status of the Executive for the use of the Executive for the performance of his duties under the Employment and the Executive shall accordingly be obliged to use the same as may be necessary. The Executive shall comply with all statements of policy, rules and regulations which the Company may from time to time issue to the Executive in relation to the provision and use of the company car. The Company may, by notice in writing, authorise any person proposed by the Executive to use the company car.

6.4.2                     Alternatively, (at any time when the Executive’s company car is due for renewal if the Executive wishes to give up having a company car) the Executive may opt for a taxable cash car allowance of £2,500 per month instead of being provided with a company car, and the Executive shall then be responsible for providing, maintaining and insuring for business use in the U.K. a motor car suitable for use by him on the Company’s business when required.

6.4.3                     In either case, the Executive will receive a fuel allowance of £190 per month and be entitled to reclaim business mileage through expenses in accordance with the company policy from time to time.

6.4.4                     The Executive shall ensure that at all times when the car is driven on a road it is in the state and condition required by law and that if so required a current roadworthiness test certificate is in force in respect of it. The Executive shall also (so far as the law permits) at all times be the holder of a current driving licence entitling him to drive motor cars in the United Kingdom and produce it to the Company on request. If the Executive has his driving licence withdrawn, he shall procure that (unless otherwise agreed in writing by the Company) the company car is returned to the Company.

6.5                               Pension and Life Assurance

The Company operates a voluntary, contributory pension and life assurance scheme known as the AMEC Staff Pension Scheme. Subject to meeting the requirements laid down in the rules of the scheme, the Executive is entitled to remain a member. Full details of the scheme can be found in the AMEC Staff Pension Scheme booklet.

The Executive is also entitled to membership of the AMEC Executive Pension Scheme. This tops up the Staff Scheme and the combined schemes provide the following:

•                  payment without actuarial reduction from age 60;

•                  a future service accrual rate of 1/30th of final pensionable salary for each year of pensionable service;

•                  a spouse/dependents’ pension fraction of 2/3rds of prospective pension on death before retirement;

•                  life assurance cover of four times basic annual salary.

Basic salary for the purposes of calculating pensionable salary and life assurance cover under the schemes is restricted to a maximum “earnings cap”. This is normally reviewed from April each year. The cap for the 2006/7 tax year is £112,500 p.a.

As pension benefits are limited by the cap, a taxable supplementary payment of 20% of the difference between the cap and basic annual salary will be paid to the Executive in monthly instalments along with normal salary.

The Company will also provide additional life cover to top up benefit under the pension schemes to four times’ full annual salary.

If the Executive chooses in future to opt out of the pension schemes, the Company will pay, in lieu of accruing further pension benefits, an additional taxable supplement of 20% of monthly basic salary up to the earnings cap.

6.6                               Insurance Benefits

6.6.1                     The Executive is eligible to participate in the Company’s Health Care Scheme, on its terms and conditions from time to time but subject to an individual benefits schedule agreed from time to time between the Company, the Executive and the insurance carrier. In addition, the Company will provide medical expenses cover for the Executive’s dependant children resident in Switzerland while they remain in full-time education up to age 25. The Company will pay for the membership of the Executive and his eligible dependants, but the Executive will bear the resulting tax charge. Material changes in the rules or benefits under the Scheme or any change in the insurance carrier will be notified to the Executive.

6.6.2                     The Company will also include the Executive in the cover provided by any “Directors and Officers Liability” insurance maintained by the Company from time to time for the members of the Board. The Executive will also be provided with an individual indemnity in support of certain of his obligations under the Articles of the Company.

6.7                               Expenses

The Company shall refund to the Executive all reasonable out-of-pocket expenses properly incurred and paid by him in the course of his employment, including expenses of entertainment, subsistence and travelling. The Executive shall claim these expenses monthly in arrears in accordance with the Company’s standard procedure from time to time, and shall produce to the Company all supporting vouchers and documents in respect of such expenses.

6.8                               Holiday

6.8.1                     The Executive shall be entitled, without loss of remuneration, to 30 working days holiday in each calendar year commencing 1st January.

6.8.2                     If the Executive starts or leaves service during the year, entitlement will be based on complete months of service, as follows:-

Complete		Complete
Months of	No. of Days	Months of	No. of Days
Service	Holiday	Service	Holiday

1	2.5	7	17.5
2	5	8	20
3	7.5	9	22.5
4	10	10	25
5	12.5	11	27.5
6	15	12	30

6.8.3                     The Executive will also be entitled to the following statutory holidays without loss of pay:

Christmas Day; Boxing Day; New Years Day; Good Friday and Easter Monday; May Day; Spring Bank Holiday; Late Summer Bank Holiday.

6.8.4                     Up to 5 days of the annual holiday entitlement (as set out in 6.8.1 above) may be designated by the Company to be taken at particular times of the year (usually around the Christmas break). Any other holiday arrangements shall be by mutual agreement with the Chairman of the Board.

Normally no more than two weeks may be taken consecutively unless specific prior permission is obtained from the Chairman.

6.8.5                     If at the time of leaving the Company, holidays taken by the Executive in that year are less than those accrued under 6.8.2 the Salary equivalent to the outstanding days will be paid in the final salary payment, unless the Executive is receiving a payment in lieu of notice under Clause 11.2.

If at the time of leaving the Company, holidays taken by the Executive exceed those accrued under 6.8.2; the salary equivalent to the outstanding days will be deducted in the final salary payment.

For this purpose, a day’s holiday is calculated as: 1 x Salary

260

6.8.6                     Holidays may not normally be carried forward to the following holiday year neither will payment be made in lieu of holidays not taken, except under clause 6.8.5.

6.8.7                     The Company shall be entitled to require the Executive to use untaken holiday entitlement during any period of notice or garden leave.

6.9                               Sick Pay

Subject to the terms of Clause 11.4 below, during any period of the Executive’s absence from work due to duly certified sickness or injury (including mental incapacity):-

6.9.1                     The Company shall continue to pay the Salary and provide the benefits to the Executive specified in clauses 6.2 to 6.6 inclusive and 6.10 under the terms of this Agreement for the first 12 months continuous or 18 months cumulative absence (whichever shall be the first to be satisfied) in any period of 36 consecutive months and after then will cease to be payable or provided except in respect of payment of benefit and pension scheme membership pursuant to 6.10. However, the Remuneration Committee may at its absolute discretion continue to make such payments and provide such benefits from time to time;

6.9.2                     There shall be deducted from the remuneration of the Executive the amount of state benefits which he is entitled to claim in consequence of such sickness or injury;

6.9.3                     The Company shall pay the Executive all statutory sick pay due to him under the provisions of the Social Security and Housing Benefits Act 1982 (as amended) and any remuneration paid shall be deemed to be inclusive of such statutory sick pay; and

6.9.4                     Provided always that, during any period of mental incapacity, the Executive shall automatically cease to hold all directorships in the Group and may be replaced on an “acting” basis.

6.10                        Permanent Health Insurance

The Company will include the Executive in the Group’s Permanent Health Insurance Scheme, subject to acceptance by the Scheme insurers following any individual underwriting they may require from time to time. Providing the Scheme criteria are and continue to be satisfied in relation to any incapacity claim and that there are no restrictions to the Executive’s cover applied by the insurers, this will provide payments at the half salary level, plus ongoing contributions to the AMEC pension schemes, for periods of incapacity in excess of 12 months, if necessary until normal pension age. Any benefits derived by the Executive from such membership will go towards satisfying the Company’s obligation to pay sick pay under clause 6.9 above.

6.11                        Tax Advice

The Company will meet the cost, up to £4,000 per annum or such alternative figure as is agreed from time to time, of assistance to the Executive in relation to the reporting of his remuneration under this agreement and other relevant personal income for tax purposes in the UK and in Switzerland.

6.12                        Temporary Accommodation Allowance

To assist the Executive in taking up residence in an appropriate property in an appropriate London location as soon as practicable, the Company will provide a monthly allowance (taxable) towards his relocation. For the first twelve months this will be £20,416.67 a month, the second year £12,083.33 a month, and the third year £7,500.00 a month.

7.                                      Medical Examination

The Executive shall undergo, at the Company’s expense, an annual medical examination by a doctor appointed by the Company. The Company reserves the right to require the Executive to undergo further medicals at any other time. If, as a consequence of any such medical examination or other diagnosis by his/her own medical advisers, it is established that the Executive has any illness or medical condition which may materially affect the performance by the

Executive of his job, the Chairman of the Board shall be informed by or on behalf of the Executive accordingly. In such circumstances, the Executive agrees the Chairman or his nominee may discuss directly with the Company’s and/or the Executive’s doctor the nature of the illness or medical problem, the prognosis and its likely effect on the performance by the Executive of his job.

8.                                      Intellectual Property Rights

8.1                               If the Executive (whether alone or with others) shall make an invention (whether or not patentable) within the meaning of the Patents Act 1977 (hereinafter called “Invention”) relating to or capable of being used in the business of the Company or any other member of the Group, he shall promptly disclose to the Company full details of it to enable the Company to assess the Invention and to determine whether under the applicable law the Invention is the property of the Company.

8.2                               If any Invention belongs to the Company, the Executive shall be a trustee for the Company in relation to each such Invention and shall, at the request and expense of the Company, do everything necessary to vest all right, title and interest in any such Invention in the Company or its nominee absolutely as legal and beneficial owner and to secure and preserve full patent or other appropriate forms of protection for it in any part of the world.

8.3                               If the Executive (whether alone or with others) shall create or make any discovery, design or other work (whether registrable or not and whether or not a copyright work), (other than either an Invention or which is wholly unconnected with the Employment) (hereinafter called “Works”), he shall promptly disclose to the Company full details of it and shall be a trustee for the Company in relation to all such Works.

8.4                               The Executive shall, at the request and expense of the Company, do everything necessary to vest all right, title and interest in any such Works in the Company or its nominee absolutely as legal and beneficial owner and to secure and preserve full protection for it in any part of the world.

8.5                               If the Executive (whether alone or with others) shall generate any idea, method or information relating to the business, finances or affairs of the Company or capable of use by the Company which is not an Invention or Works (hereinafter called “Information”) he shall promptly disclose to the Company full details of it and the Executive acknowledges such Information belongs to the Company.

8.6                               The Executive shall not except as provided in this Clause or as may be necessary in the course of his employment disclose or make use of any Invention, Works or Information which belongs to the Company.

8.7                               Rights and obligations under this Clause shall continue in force after the termination of this Agreement in respect of each Invention, Works and Information created by the Executive whilst employed under this Agreement and shall be binding upon the representatives of the Executive.

9.                                      Protective Restrictions after Termination of Employment

9.1                               In this Clause the following words have the respective meanings set alongside them, namely:-

“Prohibited Area” means all of those countries in the world in which the Group does business

“Restricted Period” means the period of 12 months commencing with the Termination Date;

“Termination Date” means the date on which this Agreement shall determine irrespective of the cause or manner.

9.2                               Since the Executive is likely to obtain in the course of his employment with the Company confidential information and personal knowledge of and influence over customers and clients of the Group, the Executive agrees with the Company that, in addition to the other terms of this Agreement and without prejudice to other restrictions imposed upon him by law, he will be bound by the following covenants:-

9.2.1                     that he will not during the Restricted Period and within the Prohibited Area, either on his own behalf or for any other person, firm or organisation, in competition with the Company or any other Group Company canvass or solicit or endeavour to canvass or solicit the custom of, or deal with or endeavour to deal with, any person, firm or company who at any time during the last 12 months of his service with the Company was a customer and/or client of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and with whom the Executive shall have been personally concerned; and/or

9.2.2                     that he will not during the Restricted Period and within the Prohibited Area, either on his own behalf or for any other person, firm or organisation, entice or endeavour to entice away from the Company or any other Group Company any person who was at any time during the last 12 months of his service with the Company was a director, officer, or employee at Executive Grade, other than those individuals with whom he has worked in the past and whom he recruits into AMEC within his first twelve months of service.

9.3                               The Executive agrees that each of the paragraphs contained in sub-Clause 9(2) above constitute an entirely separate and independent covenant on his part and the validity of one paragraph shall not be affected by the validity or unenforceability of another.

9.4                               The restrictions imposed in this Clause are considered by the parties to be reasonable in all the circumstances. However, if any one or more of such restrictions shall by itself or with another together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s or any other Group Company’s legitimate interest, it is agreed that:- (1) if it would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner; then (2) the said restrictions shall apply with such deletions, restrictions or limitations as may be needed to make it or them reasonable.

9.5                               The Executive has given the covenants in clause 9.2 to the Company as trustee for itself and each of the Group companies.

9.6                               The Executive shall not following the Termination Date represent himself as being employed in the business of the Company or that of any other Group Company (except to the extent agreed by such a company).

9.7                               If the Executive receives an offer of employment or request to provide services either during his employment or during the currency of the Restricted Period, the Executive shall provide immediately to such person, company or other entity making such an offer or request, a full and accurate copy of this Agreement signed by both parties.

10.                               Reconstruction/Amalgamation

If this Agreement is terminated by the liquidation of the Company for reconstruction or amalgamation and the Executive shall have been offered employment with the company succeeding to the Company upon such liquidation on terms no less favourable to him than the terms in effect under this Agreement, then the Executive shall have no claim against the Company by reason of the termination of his employment if he shall refuse that offer.

11.                               Termination

11.1                        This Agreement and the Employment may be terminated by either party by notice given in accordance with Clause 3, subject to clause 11.4.

11.2                        Where notice is given by the Company it reserves the right, at its own discretion, to waive the notice period, in part or in whole, and in substitution make payment in lieu of notice.

11.3                        The company may, at its absolute discretion, require the Executive not to attend his place of work for the duration of the notice period and may, at its discretion, relieve the Executive of some or all of his contractual duties during that period.

11.4                        If the Executive’s absence due to sickness or injury (including mental) has continued for a period of at least one year continuously or 18 months cumulatively in any 36 month period the Company shall (without prejudice to any other provision hereof) be entitled by 3 months written notice to the Executive (given at the expiry of the relevant period of absence or at any time thereafter while the Executive continues to be so absent) to terminate this Agreement on the expiry of the said 3 months, but the Company shall not terminate his employment if such would prejudice the continued receipt of benefits under the Group’s Permanent Health Insurance Scheme.

11.5                        Notwithstanding any other provision of this Agreement, the Company shall (without prejudice to the other rights and remedies of the Company) be entitled by notice in writing to terminate this Agreement summarily (without making any payment in lieu of notice under clause 11.1 or of damages) if the Executive:-

11.5.1              commits any serious or persistent breach of his obligations under this Agreement, persistently and seriously fails or neglects to discharge his duties or responsibilities efficiently and diligently, wilfully refuses or neglects to comply with any lawful and reasonable order or direction given to him by the Board; or

11.5.2              is convicted of an arrestable criminal offence (other than a motoring offence which does not result in imprisonment) in the United Kingdom or (outside the United Kingdom) the equivalent criminal offence by a court of competent jurisdiction in any country with whom Her Majesty’s Government maintains normal diplomatic relations; or

11.5.3              has, in the reasonable opinion of the Nominations Committee of the Board, conducted himself in such a disreputable manner that his continued employment would be likely to bring serious discredit on the Company; or

11.5.4              is bankrupted or has a receiving order made against him or makes any general composition with his creditors or takes advantage of any Act for the time being in force affording relief for insolvent debtors; or

11.5.5              becomes prohibited by English law from being a director of a company (otherwise than due to mental illness); or

11.5.6              resigns his directorship of the Company or any Group Company without the prior agreement of the Board.

12.                               Events upon Termination

12.1                        Upon the termination of this Agreement howsoever occasioned the Executive shall forthwith:-

12.1.1              (i) deliver to the Company all films, tapes, computer discs, models, equipment, documents (including correspondence, lists, notes, memoranda, plans, reports, papers, drawings and charts) and other materials of whatsoever nature whether originals or copies made or compiled by or delivered to the Executive during his employment and concerning the business, organisation, transactions, accounts, finances or affairs of the Company (other than Board papers) and the Executive shall not retain any copies; and (ii) return to the Company all other property of the Company or of any other member of the Group (including any motor car made available to the Executive which shall be returned in good condition, fair wear and tear excepted) in the possession or under the control of the Executive; and

12.1.2              at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from office as a director of the Company and all other offices held by him in any other member of the Group and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and do anything necessary or requisite to give effect thereto; and

12.2                        The Company shall be entitled to deduct from any monies due to the Executive any sums properly due from the Executive to the Company or any other member of the Group.

13.                               Directorships

13.1                        Notwithstanding any other provisions in this Agreement, the Executive’s appointment as a director of the Company or any other member of the Group shall be subject to the Articles of Association from time to time of the relevant company.

13.2                        The Executive shall not do anything which could cause him to be disqualified from continuing to act as a director of the Company or any other member of the Group or resign his office as such a director without the prior agreement of the Board.

14.                               Notices

Notices by either party shall be given in writing which, unless delivered by hand, shall be by recorded prepaid first class mail, facsimile transmission (“fax”) or e-mail message addressed to the other party at, in the case of the Company, its registered office or relevant telecommunications number or e-mail address for the time being for the attention of the Company Secretary and, in the case of the Executive, his last known address or relevant telecommunications number or e-mail address. Any such notice given by mail, fax or e-mail message shall be deemed to have been given at the time at which such letter, fax or e-mail message would be delivered in the ordinary course of post or transmission as the case may be.

15.                               Statutory Particulars

The written particulars of employment required to be given to the Executive under the provisions of Part 1 of the Employment Rights Act 1996 are, unless otherwise previously set out above, stated below:-

15.1                        If the Executive has any grievance relating to his employment he should raise it with the Chairman of the Board, orally or in writing.

15.2                        The terms and conditions of the Executive’s employment are not subject to any collective agreement with a trade union.

16.                               Miscellaneous

16.1                        This Agreement may only be modified by the written agreement of the parties.

16.2                        This Agreement supersedes any previous agreement between the parties in relation to the terms and conditions of employment and represents the entire understanding of the parties on such matters. The Executive acknowledges and agrees that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking made by or on behalf of the Company which is not set out or referred to in this Agreement.

16.3                        The expiration or determination of this Agreement howsoever arising shall not operate to affect such of the provisions as are expressed to operate or have effect thereafter.

16.4                        No forbearance or delay by either party in enforcing any of the terms or conditions of this Agreement or the granting of time by either party to the other shall prejudice, affect or restrict the rights and powers of that party.

16.5                        No waiver of any terms or conditions of this Agreement shall be effective unless made in writing and signed by the party against which enforcement of the waiver is sought. A waiver of any breach of any terms or conditions of this Agreement shall not be construed as a waiver of any subsequent breach or condition whether of the same or a different nature.

16.6                        This Agreement shall be governed by and interpreted in accordance with the laws of England and each of the parties submits to the jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

IN WITNESS of which the parties hereof have signed or sealed this Agreement as a deed and have delivered it upon dating it.

SIGNED as a deed by AMEC plc		)
acting by Stuart Siddall, a director and		)
Peter Holland its secretary		)

/s/ Stuart Siddall		Director
P.J. Holland		Secretary

SIGNED as a deed by the said Samir Brikho		)
in the presence of:-)

Signature:	/s/ Samir Brikho

Witness name:	W.R. Lee